Exhibit 10.3

September 19, 2014

Catherine Stubbs
522 Hunters Park Lane
Houston TX 77024

Re: Key Employee Retention Plan

Dear Catherine:

In recognition of your continuing key role at Endeavour Operating Corporation (“Endeavour”), you shall be entitled to certain bonuses upon the terms and conditions set forth in this letter (“Agreement”). This Agreement is between you and Endeavour’s affiliate, Endeavour Energy UK Limited (the “Company”).

Terms and Conditions

The Company agrees to make the following payments, in addition to your normal salary and benefits, to you, subject to the terms and conditions in this Agreement and execution and delivery of this Agreement to Endeavour by September 19, 2014 (the “Delivery Date”):

1.	Commitment Amount: If you agree to continue your employment with Endeavour and not resign, and your employment with Endeavour is not terminated for “Cause” (as hereinafter defined), before the earlier of (i) the “Transaction Date” (as defined below) or (ii) September 26, 2015, you shall be entitled to the “Commitment Amount” set forth on the attached Schedule A. Provided you return a fully executed copy of this Agreement by the Delivery Date, the Commitment Amount will be advanced to you on September 26, 2014. However, if you resign your employment, or are terminated with Cause, prior to the earlier of the Transaction Date or September 26, 2015, you agree that, within ten (10) calendar days, you will pay to the Company the full amount of the Commitment Amount you received (i.e., the net amount of the Commitment Amount after reduction by all amounts withheld therefrom). You agree that the Company may recover such payment (or any part therefrom) from you by making deductions from your salary and/or any other sums owed to you by Endeavour or the Company, subject to applicable law.

2.	Retention Bonus: If you remain an employee of Endeavour and do not resign, and your employment with Endeavour is not terminated for Cause, before the “Transaction Date” (as defined below) then you shall be paid the “Retention Bonus” in the amount set forth on the attached Schedule A. Payment of the Retention Bonus shall be made within fifteen (15) calendar days following the Transaction Date. In the event that prior to the Transaction Date your employment with Endeavour is terminated without “Cause” (as defined below), or by reason of death or permanent disability (under the long-term disability policy of Endeavour), you shall also be entitled to the Retention Bonus, payable on the date that is thirty (30) calendar days following your termination date. Payment of a Retention Bonus on account of a termination without Cause shall be contingent on your executing and not revoking an agreement, in a form provided by the Company, granting a full release of all actual and potential claims you have or may have against Endeavour, the Company, or any of their affiliates (the “Release”), which shall be provided on your termination date.

3.	Amount of Payments. The amount of the Commitment Amount and Retention Bonus (together, the “Payments”) are set forth on the Attached Schedule A. The Payments shall not be taken into account for purposes of any other compensation or benefit program of Endeavour, except your elective deferrals under any 401(k) plan.

4.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Transaction Date” means: the date of the earlier to occur of: (i) the closing date of any out of court agreement for the restructuring of Endeavour’s balance sheet, (ii) the effective date of a confirmed plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) providing for the restructuring of Endeavour’s balance sheet, (iii) the closing date of a sale of all or substantially all of the assets or a majority of the outstanding stock of Endeavour in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan, and (iv) the date of the entry of an order of a United States Bankruptcy Court ordering the conversion of Endeavour’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code.

“Cause” means any act or omission by you which constitutes: (i) fraud, embezzlement or material, willful misconduct; (ii) any indictment for, conviction of or entry of a plea of nolo contendere to any felony; (iii) illegal possession or use of any drug or narcotic, (iv) any violation of the Endeavour Code of Business Conduct, (v) your willful failure or refusal to perform your duties or responsibilities after written notice of and your failure to reasonably correct within 30 days following such notice and thereafter (other than by reason of your disability) such failure or refusal, or (vi) any other reason entitling Endeavour to dismiss you lawfully and summarily. Any determination of Cause shall be reasonably made by the management of Endeavour and shall be binding on you and your successors and assigns.

5.	Forfeiture of Rights. Because your continued performance of services is an important reason for the Payments, your rights to such Payments may be forfeited under certain circumstances described below.

a.	Commitment Amount: As provided above, your rights to retain the Commitment Amount will be forfeited if you resign or are terminated with Cause from your employment before the earlier of the Transaction Date or September 26, 2015. Thus, you will not forfeit your rights to retain the Commitment Amount if you die, become permanently disabled (under the long-term disability policy of Endeavour) or are terminated without Cause before the earlier of Transaction Date or September 26, 2015.

b.	Retention Bonus: As provided above, your rights to receive payment of the Retention Bonus will be forfeited upon the termination of your employment prior to the Transaction Date for any reason, unless such termination is without Cause, death or permanent disability.

6.	Section 409A. The Payments are intended to be exempt from the application of section 409A of the Internal Revenue Code by reason of qualifying for the short-term deferral payment exemption, and this Agreement shall be construed to the fullest extent to avoid the application of 409A.

You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

This Agreement sets forth the entire understanding of the Company and you regarding any retention or incentive bonus, and may be changed only by a written agreement signed by you and the Company.

This Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Notwithstanding any of the above, you remain an “at will” employee of Endeavour.

This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return on or before Friday, September 19, 2014 in a confidential envelope to Julie Ferro, 811 Main, Suite 2100, Houston, Texas 77002, via confidential facsimile at 713-583-3651 or to julie.ferro@endeavourcorp.com.

Sincerely

ENDEAVOUR ENERGY UK LIMITED

/s/Cathy Stubbs
By: Cathy Stubbs
Title: Director

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

/s/Catherine Stubbs
By: Catherine Stubbs

Schedule A

Commitment Amount: $162,500

Retention Bonus: $162,500